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                                                                  Exhibit 12 (a)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

         Computation of Ratios of Available Income to Combined Fixed Charges
                       and Preferred Stock Dividend Requirement






                                              52 weeks               52 weeks
                                                ended                  ended
                                               Apr. 29,               May 1,
     ($ Millions)                               2000                  1999
                                              _________             _________

     Income from continuing operations        $      33             $     900
        (before income taxes, before
        capitalized interest, but after
        preferred stock dividend)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                            272                   225
        Short term debt                             109                   115
        Long term debt                              522                   558
        Capital leases                                1                     4
        Other, net                                    3                    (5)

                                              __________            __________
     Total fixed charges                            907                   897

     Preferred stock dividend, before taxes          35                    34

     Combined fixed charges and preferred     __________            __________
        stock dividend requirement                  942                   931

     Total available income                   $     975             $   1,831
                                              ==========             ==========

     Ratio of available income to combined
        fixed charges and preferred stock
        dividend requirement                        1.0                   2.0
                                              ==========            ==========




     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.